Exhibit 99.1

The following is an email shared with EA teams today by our CEO Andrew Wilson:

--------

Team,

Today we are announcing that Larry Probst is stepping down as Chairman of the Electronic Arts Board of Directors, effective at our Annual Shareholders Meeting in August. When you think of the individuals who have had the greatest positive impact on Electronic Arts, you’d be hard pressed to find anyone who has left a more significant imprint on the company. That’s why I invite you to join me today in thanking Larry for everything he has done for Electronic Arts.

When Larry first joined EA as vice president of sales, the company had approximately 50 employees and according to him, “it was an entirely different environment.” He went on to become CEO, and the rest is history.

In many ways, Larry helped to establish the core DNA of Electronic Arts - the cultural drive that pushes us to lead and strive for greatness in everything we do. From the beginning, Larry held an unshakeable belief that games were going to be the most significant form of entertainment on the planet. He taught us to embrace and lead the platform transitions that would come, instilled a constant commitment to quality, and challenged us every day to make Electronic Arts an incredibly meaningful part of people’s lives.

During his time as CEO from 1991 to 2007, Larry led a transformation of our business and our leadership in the industry. His global mindset and vision for the power of games drove our expansion to reach players in more than 75 countries, and brought us to new platforms including mobile, online and other emerging markets. We launched groundbreaking franchises like The Sims and Need for Speed that would become entertainment icons, and transformed EA SPORTS franchises like FIFA and Madden NFL into genre-defining experiences. With Larry as our Chairman, we’ve continued our push for greatness, bringing our games to hundreds of millions of new players, and reaching new heights of success as a company.

When I joined EA nearly 21 years ago, I had the great fortune to sit down for a cup of coffee with Larry after just three weeks with the company. His vision for our business and his encouragement to me personally were inspiring from that very first meeting. Over the next two decades, his commitment to the company, to me, to our leaders and teams, has been unfaltering. Most importantly, he has become a very dear friend.

For more than 30 years, Larry has been a colleague, a mentor, and a dedicated advocate for so many at Electronic Arts and beyond. And while he has set the bar very high, I am humbled and honored to have been nominated to succeed him and take on the Board Chairman role, in addition to my ongoing role as CEO.

We are immensely grateful to Larry for everything he has done for our company and the industry. His leadership has shaped who we are as Electronic Arts, and our view of what the future holds. From all of us at Electronic Arts...Thank you, Larry.

Andrew